Exhibit 99.1

DSP Group, Inc. Reports Third Quarter 2006 Earnings

Quarterly Revenues Increased 15% YoY

SANTA CLARA, Calif., October 23, 2006—DSP Group, Inc. (NASDAQ: DSPG), a worldwide leader in developing and providing chip-set solutions for residential wireless connectivity, announced today its results for the third quarter ended September 30, 2006.

Third Quarter Results:

Revenues for the third quarter of 2006 were $63,875,000, an increase of 15% from revenues of $55,614,000 for the third quarter of 2005. Net income for the third quarter was $8,052,000, a decline of 23% from net income of $10,510,000 for the third quarter of 2005. Diluted earnings per share (EPS) for the third quarter of 2006 were $0.27, a decline of 23% from $0.35 for the third quarter of 2005.

Pro Forma Results:

Pro forma net income and diluted EPS for the third quarter of 2006, excluding the impact of equity-based compensation expense as required upon adoption of Statement of Financial Accounting Standards No. 123R, “Share Based Payment” (“SFAS 123(R)”), were $10,903,000 and $0.37, respectively, representing an increase of 4% and 6%, respectively, from the third quarter of 2005.

Share Buyback:

During the third quarter of 2006, DSP Group repurchased approximately 270,000 shares of its Common Stock at an average price of $24 per share, for an aggregate price of approximately $6.5 million.

After giving effect to the most recent repurchases, approximately 1.8 million shares of the Company’s Common Stock remain authorized for repurchase under the current repurchase program approved by the Company’s board of directors.

Eli Ayalon, Chairman and CEO of DSP Group, stated: “The third quarter of 2006 was another quarter of growth for DSP Group. Our revenues increased by 15% as compared to 2005, and the overall financial results of the Company for the third quarter of 2006 reflected solid execution in a challenging environment. As a result of reduced projections of revenues for the fourth quarter of 2006, the Company now expects revenues for the year to range from $213 million to $217 million, and annual growth of between 14% to 16% over 2005. We expect revenue will continue to grow during 2007.”

The Company believes that the pro forma presentation of net income and diluted EPS presented in this press release is useful to investors in comparing results for the quarter ended September 30, 2006 to the same period during 2005, because results for the third quarter of 2005 did not include equity-based compensation expenses relating to SFAS 123(R). Further, the Company believes it is useful to investors to understand how the expenses associated with the application of SFAS 123(R) are reflected on its statements of income.

About DSP Group

DSP Group, Inc. is a fabless semiconductor company, offering advanced chip-set solutions for a variety of applications. DSP Group is a worldwide leader in the short-range wireless communication market, enabling home networking convergence for voice, video & data. By combining its in-house technologies of Digital Signal Processors (DSPs), portfolio of wireless communication protocols, including DECT, Bluetooth and Wi-Fi, most advanced Radio Frequency CMOS and SiGe, as well as VoIP ICs, DSP Group is a worldwide leader and a one-stop-shop for a wide range of applications. These applications include ISM band digital 900MHz, 2.4GHz and 5.8GHz telephony, European DECT (1.9GHz) telephony, Bluetooth systems for voice, data and video communication and deployment in residential, SOHO, SME, enterprise and automotive applications. DSP Group ICs provide solutions for MP3 players, VoIP Phones, Gateways, and Integrated Access Devices and are widely used in Digital Voice Recorders. More information about DSP Group is available at www.dspg.com.

Earnings conference call

DSP Group has scheduled a conference call for 5:00 p.m. EDT today to discuss the financial results for the third quarter of 2006 and invites you to listen to a live broadcast over the Internet. The broadcast can be accessed by all interested parties through the Investor Relations section (investor message board) of DSP Group’s Web site at www.dspg.com or link to: http://ir.dspg.com./phoenix.zhtml?c=101665&p=irol-calendar

If you cannot join the call, please listen to the replay, which will be available for approximately two weeks after the call on DSP Group’s Web site or by calling the following numbers:

—US Dial-In # 1-888-286-8010 (passcode: 16662441)

—International Dial-In # 1-617-801-6888 (passcode: 16662441)

For more information, please contact Ofer Elyakim, Director of Investor Relations & Business Development, DSP Group Inc. at (408) 986-4421; or e-mail: ofere@dsp.co.il

This press release may contain statements that qualify as “forward-looking statements” under the Private Securities Litigation Reform Act of 1995, including statements made by Mr. Ayalon about DSP Group’s anticipated ranges of revenues for the full year 2006 and ranges of annual growth for 2006 in comparison to 2005, as well as anticipated continued growth in 2007. These forward-looking statements are based on current expectations and DSP Group assumes no obligation to update this information. In addition, the events described in these forward-looking statements may not actually arise. DSP Group’s actual results could differ materially from those described in this press release as a result of various factors, including slower than expected change in the nature of the home communications domain, unexpected delays in the introduction of new products, especially DECT products; changes in demand of existing OEM customers, failure to achieve broad market acceptance of existing and new products by existing and potential OEM customers; DSP Group’s inability to add new customers and develop and produce new products at competitive costs and in a timely manner; decline or fluctuations in gross margins and the effect on revenues and profitability; and general market demand for products that incorporate DSP Group’s technology in the market. These factors and other factors which may affect future operating results or DSP Group’s stock price are discussed under “RISK FACTORS” in the Form 10-K for fiscal 2005 as well as other reports DSP Group has filed with the Securities and Exchange Commission and which are available on DSP Group’s Web site (www.dspg.com) under Investor Relations.

DSP GROUP, INC.

CONSOLIDATED STATEMENTS OF INCOME

(In thousands, except per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2006	2005	2006	2005
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Product revenues and other	$63,875	$55,614	$176,565	$144,824
Cost of product revenues and other	37,689	29,420	103,676	77,654

Gross profit	26,186	26,194	72,889	67,170
Operating expenses:
Research and development	12,242	10,487	35,553	30,428
Sales and marketing	4,357	3,706	12,233	9,882
General and administrative	2,771	1,904	8,466	5,552

Total operating expenses	19,370	16,097	56,252	45,862

Operating income	6,816	10,097	16,637	21,308
Other income:
Interest and other income, net	3,372	2,565	9,832	7,336

Income before provision for income taxes	10,188	12,662	26,469	28,644
Provision for income taxes	2,136	2,152	5,691	4,879

Net income	$8,052	$10,510	$20,778	$23,765

Net earnings per share:
Basic	$0.28	$0.37	$0.70	$0.84
Diluted	$0.27	$0.35	$0.68	$0.80
Weighted average number of shares of Common Stock used in the computation of:
Basic	29,279	28,663	29,543	28,368
Diluted	29,748	30,079	30,388	29,801

DSP GROUP, INC.

CONSOLIDATED PRO FORMA STATEMENTS OF INCOME

(In thousands, except per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2006	2005	2006	2005
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Product revenues and other	$63,875	$55,614	$176,565	$144,824
Cost of product revenues and other	37,563	29,420	103,342	77,654

Gross profit	26,312	26,194	73,223	67,170
Operating expenses:
Research and development	10,589	10,487	30,975	30,428
Sales and marketing	4,013	3,706	11,267	9,882
General and administrative	1,917	1,904	5,516	5,552

Total operating expenses	16,519	16,097	47,758	45,862

Operating income	9,793	10,097	25,465	21,308
Other income:
Interest and other income, net	3,372	2,565	9,832	7,336

Income before provision for income taxes	13,165	12,662	35,297	28,644
Provision for income taxes	2,262	2,152	6,025	4,879

Net income	$10,903	$10,510	$29,272	$23,765

Net earnings per share:
Basic	$0.37	$0.37	$0.99	$0.84
Diluted	$0.37	$0.35	$0.96	$0.80
Weighted average number of shares of Common Stock used in the computation of:
Basic	29,279	28,663	29,543	28,368
Diluted	29,748	30,079	30,388	29,801

The above pro forma consolidated statements of income have been adjusted to exclude the following to US GAAP reported net income:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2006	2005	2006	2005
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Reported net income per US GAAP	$8,052	$10,510	$20,778	$23,765
Adjustments:
Equity-based compensation expense included in cost of product revenues and other	126	—	334	—
Equity-based compensation expense included in research and development	1,653	—	4,578	—
Equity-based compensation expense included in sales and marketing	344	—	966	—
Equity-based compensation expense included in general and administrative	854	—	2,950	—
Tax benefit resulting from equity-based compensation	(126)	—	(334)	—

Pro forma net income	$10,903	$10,510	$29,272	$23,765

DSP GROUP, INC.

CONSOLIDATED BALANCE SHEETS

(In thousands)

	September 30, 2006	December 31, 2005
	(Unaudited)	(Audited)
Assets
Current assets:
Cash and cash equivalents	$36,877	$50,460
Marketable securities and cash deposits	129,082	108,928
Trade receivables, net	26,525	16,991
Inventories	15,404	12,686
Other accounts receivable	2,723	1,617
Deferred income taxes	1,560	1,227

Total current assets	212,171	191,909
Property and equipment, net	13,578	11,704
Long term marketable securities	197,887	185,828
Severance pay fund	5,290	4,419
Deferred income taxes	1,638	1,638
Other assets	3,690	4,507

Total assets	$434,254	$400,005

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$18,863	$12,753
Other current liabilities	28,293	33,411

Total current liabilities	47,156	46,164
Accrued severance pay	5,713	4,707
Stockholders’ equity:
Common Stock	29	29
Additional paid-in capital	212,070	188,539
Accumulated other comprehensive income	252	45
Retained earnings	194,071	179,968
Less – Cost of treasury stock	(25,037)	(19,447)

Total stockholders’ equity	381,385	349,134

Total liabilities and stockholders’ equity	$434,254	$400,005